Filed pursuant to Rule 424(b)(3)
Registration No. 333-251808
VANECK BITCOIN TRUST
SUPPLEMENT NO. 5 DATED AUGUST 20, 2024
TO THE PROSPECTUS DATED MARCH 1, 2024
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of VanEck Bitcoin Trust (the “Trust”), dated March 1, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to disclose the change in the Trust’s name.
Name Change of the Trust
Effective August 21, 2024, the name of the Trust will change from “VanEck Bitcoin Trust” to “VanEck Bitcoin ETF”.